Exhibit 10.1

STOCK SUBSCRIPTION AND PURCHASE AGREEMENT

This Stock Subscription and Purchase Agreement (“Agreement”) is dated on this 25th day of August 2006 by and between Li, Gang (“Purchaser”), an individual, and Diagnostic Corporation of America (“Company”), a corporation organized under the laws of Delaware, and Sam Winer, the President of the company (“President”).

WITNESSETH

WHEREAS, subject to the terms and conditions set forth herein, there are available for subscription and purchase an aggregate of 29,100,000 shares of Company Common Stock (“Common Stock” or “Securities” or “Shares”), par value USD0.001.

WHEREAS, Purchaser offers to subscribe and purchase 29,100,000 Securities for the aggregate amount of USD $560,000.00 (“Funds”) and Company, subject to the terms and conditions of this Agreement accepts such offer to subscribe to purchase 29,100,000 Securities in exchange for Funds. Purchaser shall have seven (7) days from the date this Agreement is executed to complete due diligence on Company.

NOW, THEREFORE, in consideration of the promises, terms, conditions and covenants herein contained, Company and Purchaser do hereby agree as follows:

1.	(a) Subject to the terms and conditions herein, Purchaser hereby agrees to subscribe and purchase an aggregate of 29,100,000 Securities in exchange for Funds.

(b) Of this total amount, $350,000 of the Funds shall be paid for the benefit of Company seven (7) days from the execution and delivery of this Agreement to Fieldstone Lester Shear & Denberg, (“Fieldstone”) counsel for Company, via bank wire or certified bank draft (acceptable to Company) made payable to Fieldstone. These monies will be used exclusively to settle all liabilities of the Company as set forth in Schedule 1 attached hereto. Additionally, $210,000 shall be paid in to the escrow account of Greentree Financial Group, Inc. (“Greentree”) towards the Company’s legal and professional fees incurred as part of this transaction. Funds shall be held in escrow by Greentree until such time as the Company shall do the following:

(i)	Shall cause Common Stock certificates (“Certificates”) to be issued in the name of Purchaser or his designees, representing 29,100,000 Shares, constituting a ‘controlling interest’ in Company. Certificates shall bear Company’s customary restrictive legend and shall be delivered to Fieldstone with disbursement instructions and such additional documents as are set forth in subparagraphs (ii) and (iii) below;

(ii)

Simultaneous to the delivery of the Certificates, Company shall deliver to Fieldstone the resignations (“Resignations”) of all Officers and Directors of Company, together with duly executed minutes and board resolutions validly appointing designees of Purchaser as Officers and Directors, in full compliance with Delaware law and Company’s constituent documents. In addition, Company shall deliver to Purchaser a legal opinion written by Company’s special counsel confirming that the 29,100,000 shares are validly issued, fully paid and non-assessable. (The documents referred to above in this paragraph shall hereinafter be collectively referred to as “Documents”).

(iii)	Seven (7) days after the execution of this Agreement and in conjunction with the delivery of the duly authorized Certificates and Documents referred to in paragraphs (i) and (ii) of this Paragraph 1, Fieldstone shall deliver such Certificates and Documents to the designee of the Purchaser and shall simultaneously release the Funds to an escrow account set up by the Company (and reviewed by Li, Gang’s counsel), for the sole purpose of satisfying, in full, all of the liabilities of the Company in accordance with the provisions of the Escrow Agreement being executed in connection with the execution of this Agreement.

(iv)	Anything to the contrary herein contained notwithstanding, if at any time, prior to the disposition of the Funds and the Certificates and other Documents hereinbefore referred, Fieldstone shall receive written objection, from the Purchaser, relative to the release of Funds, which objection shall be based upon the breach of any covenant or representation contained herein or the failure of the Company to allow the Purchaser full and complete access to corporate documents, including but not limited to minutes, bylaws, financials, contracts and other records, Fieldstone shall withhold the disposition of Funds and Documents for a period of ten(10) days following the receipt of the Purchasers objection. If during the ten (10) day period the parties hereto shall fail to, mutually. resolve the objections of the Purchaser, the Funds shall be returned to the Purchaser and the Certificates and other Documents returned to the Company. Simultaneously with such return, this Agreement shall be deemed terminated by the mutual consent of the parties, and each shall be deemed to have released the other party from any liability arising out of this Agreement or the termination hereof.

2.	Company and Sam Winer jointly and severally warrant that:

(a) Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business. Company is in good standing under the laws of the Delaware and is current in its tax filings;

(b) There are no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the Purchaser.

(c) That subsequent to use of the agreed sum of $350,000 deposited with Fieldstone to satisfy the liabilities of the Company, at the time of the delivery of the Shares, the Company will have no material assets and/or liabilities as defined by U.S. Generally Accepted Accounting Principals, except for ordinary trade payables that may be pending that will be assumed by Sam Winer;

(d) That the Shares delivered to Fieldstone, for the benefit of the Purchaser will be validly issued, fully paid and non-assessable;

(e) That Company is current in all of its required filings with the Securities and Exchange Commission and will, prior to the release of the Shares and disbursement of Funds, cause the June 30, 2006 10QSB to be filed with the Securities and Exchange Commission.

(f) That all board actions issuing Shares to Purchaser are permissible and legal under Delaware law and in full compliance with Company’s constituent documents.

(g) That validly issued Shares held by Fieldstone shall constitute a ‘majority’ of voting Shares in Company and the authorized capitalization and the number of issued and outstanding capital shares of Company are accurately and completely set forth in the Agreement.

(h) That appointed designees of Purchaser are duly appointed and in compliance with Delaware law and Company’s constituent documents.

(i) There are no dissenting shareholders, shareholders have no dissenting rights in this transaction and no notice of dissenting shareholder rights has been received.

(j) Shareholder approval has been secured by Company, if required, in accordance with the laws of Delaware and Company’s constituent documents.

(k) The Board of Directors of Company has approved the transaction and this Agreement, in accordance with the laws of Delaware and Company’s constituent documents.

(l) Company has taken all steps in connection with this Agreement and the issuance of the Certificates which are necessary to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as well as the rules and regulations promulgated pursuant thereto.

(m) There are no outstanding options and no new shares or new options will be issued to any other parties with the exception of Purchaser, and there are no toxic pill convertible debentures and none will be issued.

(n) The Company has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

(o) The Company has not had any material changes of circumstances or events which have not been fully disclosed to Purchaser and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable. Specifically, and without limitation:

(p) The business of the Company shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

(q) The Company shall not (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not comply with any clause or condition set forth in this Agreement;

(r) Except for the issuance of Shares set forth in this Agreement, the Company shall not (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

(s) The Company shall not (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi)

increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

(t) The Company shall not assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party.

(u) The company has, no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing. Furthermore, in executing this Agreement, Company shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to Company and shall use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

(v) This Agreement, and the faithful performance of this Agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

(w) The issued and outstanding shares and all Shares detailed herein, are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of the Company.

(x) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of its registration under the Securities Act of 1933, as amended (collectively, including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates, contained any untrue statements of material fact or failed to contain any statements which were necessary to make the statements made therein, in light of the circumstances, not misleading. All of the SEC Reports, as of their respective dates (and as of the date of any amendment to the respective SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(y) Except as disclosed in the SEC Reports filed prior to the date hereof, Company has not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of Company or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, in the aggregate, reasonably be expected to have a material adverse effect on Company.

(z) Except as disclosed in the SEC Reports filed prior to the date hereof, Company (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects; (ii) have paid all taxes that are shown as due and payable on such filed tax returns or that Company is obligated to pay without the filing of a tax return; (iii) have paid all other assessments received to date in respect of taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Company’s financial statements; (iv) have withheld from amounts owing to any employee, creditor or other person all taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; and (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise tax assessment or deficiency.

(aa) Company is not aware of any claims for brokers’ fees, or finders’ fees, or other commissions or fees, by any person not disclosed to Purchaser or otherwise provided for in this Agreement, which would become, if valid, an obligation of Purchaser.

3.	This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

4.	The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association in Broward County, Florida. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

5.	If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

6.	No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

7.	The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

8.	This Agreement, together with the Escrow Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and such documents supersede all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superseded, merged and rendered null and void.

9.	Neither this Agreement, nor the rights, benefits, duties or obligations of the Purchaser or Company hereunder can be transferred, sold, assigned or conveyed by the Purchaser or Company without the express written consent of the other in each instance; which consent may not be unreasonably withheld.

10.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, transferees, heirs, assigns and beneficiaries.

IN WITNESS WHEREOF, Company and Purchaser have executed this Stock Subscription and Purchase Agreement on this 25th day of August, 2006.

Diagnostic Corporation of America

By	/s/ Sam Winer	By	/s/ Li, Gang
	Sam Winer, President		Li, Gang

Sam Winer (Individually)

By	/s/ Sam Winer
Sam Winer